Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Cleantech Solutions International, Inc. (the “Company”), SEC File No. 333.188142, and in the Registration Statement on Form S-8, File No. 333-165931 of our report dated March 28, 2014, with respect to the consolidated financial statements which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, filed with the Securities and Exchange Commission.  We also consent to the reference to our Firm under the caption “Experts” included in the Registration Statement on Form S-3.

/s/ RBSM LLP

New York, NY
March 28, 2014